EXHIBIT L

June 22, 2005 Gladstone Investment Corporation 1521 Westbranch Drive, Suite 200 McLean, Virginia 22102	ATTORNEYS AT LAW One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Main 703 456-8000 Fax 703 456-8100 www.cooley.com THOMAS R. SALLEY (703) 456-8070 tsalley@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Gladstone Investment Corporation (the “Company”) of a Registration Statement on Form N-2 (Registration No. 333-__________) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the registration of 2,760,000 shares of common stock pursuant to the Registration Statement (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and we have assumed that the Shares will be sold by the underwriters at a price established by the pricing committee of the Board of Directors of the Company. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued by the Company in the manner contemplated by the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley Godward llp

By:	/s/ Thomas R. Salley

Thomas R. Salley